                                                                  EXHIBIT  10.23
                                                                           -----


                                                  William L. Monroe
                                                  Vice President Human Resources


                                                  W.R. Grace & Co.
                                                  One Town Center Road
                                                  Boca Raton, FL  33486-1010


                                                  February 12, 1996


Mr. Jean-Louis Greze
W. R. Grace & Co.
One Town Center Road
Boca Raton, FL 33486

Dear Jean-Louis:

         This letter outlines the arrangements and understanding relating to your retirement as Executive Vice President of W. R. Grace & Co. ("Company").

1. You will retire effective February 29, 1996 and, effective as of that date, resign your position as Executive Vice President of the Company and all other positions you hold with subsidiaries and affiliates of the Company.

2. Following your retirement on February 29, 1996, you will be entitled to the compensation and benefits set forth below in accordance with and subject to the following terms:

A.    INCENTIVE COMPENSATION

      You will be considered for an annual incentive compensation award for 1995 based on the financial performance of Grace Packaging and your individual performance. Your 1995 award, which is subject to Board approval, will be paid to you in March 1996.

B.    EXECUTIVE SALARY PROTECTION PLAN AND SPLIT-DOLLAR LIFE INSURANCE PLAN

      Your death benefit coverage under the Executive Salary Protection Plan shall cease on March 31, 1996, while your disability coverage under that Plan will cease on February 29, 1996, in accordance with the terms of that Plan. Your participation in the Split-Dollar Life Insurance Plan will cease on July 31, 1996, although you may purchase the policy by reimbursing the Company for the premiums paid by the Company for that policy on your behalf through the date of your retirement. Estimated premiums paid by the Company through July 31, 1996 are expected to total approximately $297,853 for four policy years. Your death benefit coverage is $800,000.

C.    LONG-TERM INCENTIVE PLAN

      Your participation in the Company's Long-Term Incentive Plan for the 1993-95, 1994-96 and 1995-97 Performance Periods will vest and be paid to you at the same time as other participants. While you will participate for the full 1993-95 cycle, your awards for 1994-96 and 1995-97 will be prorated as of your February 29, 1996 retirement date.

D.    STOCK OPTIONS

      All of your stock options, which cover 168,000 shares as of January 9, 1996, are fully vested. Subject to SEC requirements and restrictions (as to which you should consult Bob Lamm), you will be free to exercise your stock options and to sell the shares acquired on exercise following your retirement on February 29, 1996. After your retirement, you will have a three-year grace period during which you may exercise your options.

E.    SAVINGS AND INVESTMENT PLAN

      Following your retirement, you may elect to take a lump sum distribution under the Savings and Investment Plan, defer your distribution until age 70 1/2 or elect to begin receiving installment payments over a period of up to 10 years, in accordance with the terms of the Plan. Your S&I balance as of January 10, 1996 was $163,263.28. In March 1996 you will be eligible to receive your Savings & Investment Replacement payment for 1995 in an amount estimated to be $17,550. As you know, you elected to defer this amount, and it will be paid out in a lump sum, according to your election.

F. In accordance with the arrangement between you and the Company dated December 8, 1995, all of your deferred compensation balances totaling $564,068.81 as of December 30, 1995, will be consolidated into one balance and paid to you in one lump sum on August 31, 1996, along with earnings credited through that date.

G.    POST-RETIREMENT MEDICAL COVERAGE

      You and your dependents will have medical coverage as of March 1, 1996 under the Swiss medical system.

H.    PENSIONS

      Your active participation in the Grace A.G. Wallisallen Pension Plan ("Swiss Pension Plan") will continue until your retirement date of February 29, 1996. Your benefit payments from the Swiss Pension Plan will be paid in accordance with the provisions of that Plan commencing as of your retirement date. Your benefits from the Swiss Pension Plan will be based on all of your service with the Company, including your service in the United States. Your benefits from the Swiss Pension Plan (reduced by the benefits payable to you from the French Repartition system) will be:

      Lump sum payment            3/1/96           SFr. 2,737,062.00
      Retirement pension          3/1/96           SFr. 174,000.00 per annum
      Retiree's child pension     8/1/96           SFr. 37,250.40 per annum

      You are not entitled to receive payments from the Company's Third Country National Plan as benefits under such Plan, with your agreement, were replaced by your participation in the Swiss Pension Plan.

I.    PERQUISITES

      You may continue to use your Company-provided leased car through August 31, 1996 and receive reimbursement for Company-provided financial counseling expenses incurred through August 31, 1996. You will be provided with the services of Ernst & Young in the preparation and filing of your 1996 U.S. tax return(s).

J.    UNUSED VACATION PAYMENT

      You are entitled to paid vacation aggregating not less than five weeks during 1996. You will be entitled to payment for any unused vacation time in accordance with Company policy at the time of your retirement on February 29, 1996, including up to a maximum of ten days, if applicable, carried over from 1995.

K.    HOUSING LOAN

      Your Company-provided housing loan in the amount of $400,000 will be repaid by you upon the sale of your home or by December 31, 1996, if sooner.

L.    REPATRIATION

      The cost of your move to Switzerland and assistance with the sale of your home in Florida will be provided as described in your letter agreement with the Company dated March 1, 1995.

         This letter summarizes all of the compensation and benefit arrangements in which you participate as they apply to you at retirement. If you have any questions, please contact me.

         Jean-Louis, I extend my very best wishes to you and your family upon your retirement.


                                         Sincerely,


                                         /s/ William L. Monroe



cc:  P. J. Hamilton
     D. H. Kohnken